Exhibit 99.1

     Crosstex Reports Fourth Quarter and Full Year 2003 Results;
  Crosstex Energy, L.P. Announces Two-For-One Split of Common Units

    DALLAS--(BUSINESS WIRE)--Feb. 26, 2004--The Crosstex Energy companies, Crosstex Energy, L.P. (NasdaqNM:XTEX) (the Partnership) and Crosstex Energy, Inc. (NasdaqNM:XTXI) (the Corporation), today reported fourth quarter and full year 2003 operating results. Crosstex Energy, L.P. also announced a two-for-one split on its outstanding limited partnership units. The unit split will entitle unitholders of record at the close of business on March 16, 2004 to receive one additional limited partnership unit for every unit held.
    "We believe that the split will provide a more flexible trading environment, which will create greater liquidity for our unitholders," stated Barry E. Davis, President and Chief Executive Officer. "We also believe that the increase in the number of units outstanding could attract a broader range of investors who share our long-term vision and see our potential for growth."
    Upon completion of the unit split, the total number of limited partnership units outstanding will be approximately 18.1 million, based on the number of units expected to be outstanding as of February 26, 2004. The additional units will be issued and mailed on or about March 29, 2004 by the Partnership's transfer agent.

    Crosstex Energy, L.P. Financial Results (all per unit amounts are pre-split):

    The Partnership reported net income of $5.5 million for the fourth quarter of 2003, or $0.53 per limited partner unit, compared to net income in the fourth quarter of 2002 of $0.5 million. (Limited partner units were outstanding for only a portion of the 2002 period, as the Partnership completed its initial public offering in December 2002. Income attributable to the limited partner units for the period from December 17, 2002 through December 31, 2002 was $0.04 per limited partner unit.) Full year 2003 results for the Partnership were net income of $15.2 million, or $1.75 per unit, compared to net income of $2.0 million in 2002.
    The Partnership's Distributable Cash Flow for the quarter was $8.7 million, or 1.9 times the amount required to cover its Minimum Quarterly Distribution of $0.50 per unit, and 1.2 times the amount required to cover its actual distributions of $0.75 per unit. Distributable Cash Flow was $3.6 million in the 2002 fourth quarter. For the full year of 2003, Distributable Cash Flow was $29.5 million, or 1.8 times the amount required to cover the Minimum Quarterly Distribution and 1.3 times the amount required to cover its actual distributions of $2.50 per unit. Distributable Cash Flow is a non-GAAP financial measure and is explained in greater detail under "Non-GAAP Financial Information." Also, in the tables at the end of this release is a reconciliation of this measure to net income.
    The Partnership's gross margin in the fourth quarter was $18.5 million, compared to $8.7 million in the corresponding 2002 period, an increase of 113 percent. Midstream gross margin increased by $8.7 million, or 139 percent, to $15.0 million, while Treating gross margin increased by $1.1 million, or 46 percent, to $3.5 million. Annual 2003 gross margin was $59.7 million, compared to $32.7 million in 2002, an increase of $27.0 million, or 82 percent. The increase in 2003 over 2002 is attributable primarily to the asset acquisition from Duke Energy Field Services in June 2003 ($9.4 million), the acquisition of the Vanderbilt system at the end of 2002 ($4.4 million), the commencement of service on the Hallmark lateral at the end of 2002 ($3.4 million), and growth in treating plants in service, from 35 at the end of 2002 to 52 at the end of 2003 ($2.9 million).
    For largely the same reasons, fourth quarter pipeline throughput increased approximately 62 percent over the fourth quarter of 2002, from 391,000 MMBtu/d to 633,000 MMBtu/d. Natural gas processed increased approximately 87 percent, from 82,000 MMBtu/d to 153,000 MMBtu/d for the same period in 2002 due to the Gregory Plant expansion and the acquisition of the Conroe Plant.
    General and administrative expenses charged to the Partnership were limited to $1.5 million in the fourth quarter of 2003, plus costs associated with acquisition activities of $232 thousand incurred in the quarter, for a total of $1.7 million for the quarter. Had the cap not been in place, general and administrative expenses would have been $3.0 million, reducing reported earnings and Distributable Cash Flow by approximately $1.3 million in the fourth quarter. For the full year, general and administrative expenses were $6.8 million in the Partnership, $3.5 million below what they would have been if the $6.0 million annual cap had not been in place. Expenses above the cap were paid by Crosstex Energy, Inc. The cap expired at the end of 2003.
    Net income for the Partnership was negatively impacted in the three-month and full year periods in 2003 by charges of $0.7 million and $5.3 million, respectively, in stock-based compensation. The charges primarily resulted from a modification in stock options held in Crosstex Energy, Inc., which resulted in variable accounting on the modified options. The charges, as previously discussed, had no impact on distributable cash or outstanding units of the Partnership.

    Crosstex Energy, Inc. Financial Results:

    The Corporation reported net income of $1.0 million for the fourth quarter and $13.4 million for the year in 2003, compared to $4.6 million and $5.6 million for the respective periods in 2002. The Corporation's annual income before gains on issuance of units, income taxes, and interest of non-controlling partners in the Partnership's net income was $10.4 million in 2003 and $2.1 million in 2002.
    The Corporation's share of distributions, including distributions to its five million limited partner units, its two percent general partner interest, and the incentive distribution rights, was $4.4 million for the fourth quarter (paid in February 2004) and $13.9 million for the year in 2003 (including the fourth quarter 2003 distributions paid in February 2004). Each $0.05 increase in the Partnership's quarterly distribution in excess of $0.75 per unit will now represent an increase in distributions to the Corporation of $701 thousand each quarter.
    The Corporation paid $1.4 million for options which were cancelled and redeemed in accordance with the above described modification to its option plan. The remainder of the charge ($3.9 million for the year) to the Corporation for this item is a non-cash charge. The modification to the plan expired at the end of 2003, so the variable accounting on the options will expire with the charge made in the fourth quarter.

    2004 Outlook (all per unit amounts are pre-split):

    The Partnership has forecasted net income and Distributable Cash Flow (before the LIG acquisition) for 2004 in the attached table. The Partnership anticipates it will generate net income in 2004 of between $22.0 million and $23.0 million, and its estimate of Distributable Cash Flow for the year is in the range of $31.2 million to $33.7 million. At this level, the Partnership will cover the $0.75 quarterly distribution by between 1.05 and 1.13 times. (The Partnership will update its forecasts after the LIG acquisition closes. The Partnership has previously estimated that LIG would be between $0.30 to $0.40 per unit accretive to Distributable Cash Flow, depending on financing, in the first full year of operations.)
    Assuming the $0.75 quarterly distribution rate per unit is maintained for the entire year, the Corporation will receive cash distributions from the Partnership of $17.7 million in 2004. It anticipates direct cash expenses associated with its operations outside of the Partnership of approximately $1 million. The Corporation expects that it will incur no current year income tax expense due to tax loss carryforwards and other tax benefits it expects to use in 2004. Assuming the $1.20 per share annual dividend rate is maintained for the entire year (pro rated from the closing of the Corporation's IPO on January 16, 2004), and no additional issuances of shares, the total dividends for the year will be $13.9 million. In such a case, cash inflows are expected to exceed expenses and the dividend by approximately $2.8 million.

    Earnings Call:

    Crosstex will hold its quarterly conference call to discuss third quarter results tomorrow, February 27, at 10:00 am Central Time (11:00 am Eastern Time). The dial-in number for the call is 800-901-5213, passcode Crosstex. A live Webcast of the call can be accessed on the investor information page of Crosstex Energy's Web site at www.crosstexenergy.com. The call will be available for replay for 30 days by dialing 888-286-8010, passcode 82907813. A replay of the broadcast will also be available on the company's Web site.

    About Crosstex:

    Crosstex Energy, L.P., a mid-stream natural gas company headquartered in Dallas, operates over 2,500 miles of pipeline, three processing plants, and over 50 natural gas amine treating plants. Crosstex currently provides services for more than one BCF/day of natural gas. Additional information about Crosstex can be found at www.crosstexenergy.com.
    Crosstex Energy, Inc. owns five million limited partner units in the Partnership, the two percent general partner interest in the Partnership, and the Partnership's incentive distribution rights.

    Non-GAAP Financial Information:

    This press release contains non-generally accepted accounting principle financial measures of earnings before non-cash charges and less maintenance capital expenditures, which we refer to as Distributable Cash Flow. The amounts included in the calculation of these measures are computed in accordance with generally accepted accounting principles (GAAP), with the exception of maintenance capital expenditures. Maintenance capital expenditures are capital expenditures made to replace partially or fully depreciated assets in order to maintain the existing operating capacity of our assets and to extend their useful lives. We believe this measure is useful to investors because it may provide users of this financial information with meaningful comparisons between current results and prior reported results and a meaningful measure of the Partnership's cash flow after it has satisfied the capital and related requirements of its operations. Distributable Cash Flow is not a measure of financial performance or liquidity under GAAP. It should not be considered in isolation or as an indicator of the Partnership's performance. Furthermore, it should not be seen as a measure of liquidity or a substitute for metrics prepared in accordance with GAAP. Our reconciliation of this measure to net income is included in the following tables.
    This press release contains forward-looking statements identified by the use of words such as "forecast", "anticipate" and "estimate". These statements are based on currently available information and assumptions and expectations that Crosstex Energy believes are reasonable. However, Crosstex Energy's assumptions and expectations are subject to a wide range of business risks, so it can give no assurance that actual performance will fall within the forecast ranges. Among the key risks that may bear directly on the Partnership's and the Corporation's results of operation and financial condition are: (1) the amount of natural gas transported in the Partnership's gathering and transmission lines may decline as a result of competition for supplies, reserve declines and reduction in demand from key customers and markets; (2) the level of the Partnership's processing and treating operations may decline for similar reasons;
(3) fluctuations in natural gas and NGL prices may occur due to weather and other natural and economic forces; (4) there may be a failure to successfully integrate new acquisitions; (5) the Partnership's credit risk management efforts may fail to adequately protect against customer nonpayment; and (6) the Partnership may not adequately address construction and operating risks. Crosstex Energy has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.
    (tables to follow)


                         CROSSTEX ENERGY, L.P.
                 Selected Financial and Operating Data
          (All amounts in thousands except per unit numbers)

                              Three Months Ended  Twelve Months Ended
                                 December 31,         December 31,
                              ------------------- --------------------
                                2003      2002      2003       2002
                              --------- --------- ---------- ---------
Revenues
     Midstream                $245,870  $126,223   $993,140  $437,676
     Treating                    4,773     4,186     20,523    14,817
                              --------- --------- ---------- ---------
                               250,643   130,409  1,013,663   452,493
Cost of Gas
     Midstream                 230,898   119,957    946,412   413,982
     Treating                    1,257     1,771      7,568     5,767
                              --------- --------- ---------- ---------
                               232,155   121,728    953,980   419,749

Gross Margin                    18,488     8,681     59,683    32,744

Operating Expenses               5,685     3,005     17,692    11,409
General & Administrative         1,732     1,938      6,844     7,513
Impairments                          -     1,025          -     4,175
(Profit) Loss on Energy
 Trading Activities               (414)      213     (1,905)   (2,703)
Stock Based Compensation           696         8      5,345        41
Depreciation and Amortization    4,191     1,712     13,268     7,745
                              --------- --------- ---------- ---------

            Total               11,890     7,901     41,244    28,180

Operating Income                 6,598       780     18,439     4,564

Interest Expense                (1,196)     (318)    (3,392)   (2,717)
Other Income                       129        83        179       155
                              --------- --------- ---------- ---------
       Total Other Income
             (Expense)          (1,067)     (235)    (3,213)   (2,562)
                              --------- --------- ---------- ---------
Net Income                      $5,531      $545    $15,226    $2,002
                              ========= ========= ========== =========
General Partner Share of Net
 Income                           $619               $1,240
                              =========           =========
Limited Partners Share of Net
 Income                         $4,912              $13,986
                              =========           ==========
Net Income per Limited
 Partners' Unit                  $0.53                $1.75
                              =========           ==========
Weighted Average Limited
 Partners' Units Outstanding
 (Diluted)                       9,282                7,980
                              =========           ==========


                         CROSSTEX ENERGY, L.P.
        Reconciliation of Net Income to Distributable Cash Flow
               (All amounts in thousands except ratios)

                                 Three Months       Twelve Months
                                    Ended               Ended
                                  December 31,       December 31,
                                ---------------   -----------------
                                 2003    2002      2003     2002
                                ------- -------   -------- --------
Net Income                      $5,531    $545    $15,226   $2,002
Depreciation and Amortization    4,191   1,712     13,268    7,745
Impairments                          -   1,025          -    4,175

(Profit) Loss on Energy Trading
 Activities                          -     752 (1)      -     (922)(1)
Stock Based Compensation           696       8      5,345       41
Abandoned Merger Cost                        -                 489
                                ------- -------   -------- --------
Cash Flow                       10,418   4,042     33,839   13,530

Maintenance Capital
 Expenditures                   (1,738)   (444)    (4,310)  (1,711)
                                ------- -------   -------- --------
Distributable Cash Flow         $8,680  $3,598    $29,529  $11,819
                                ======= =======   ======== ========
Minimum Quarterly Distribution
 (MQD)                          $4,605            $16,658
Distributable Cash Flow/MQD       1.89               1.77
Actual Distribution             $7,436            $22,149
Distribution Coverage             1.17               1.33

(1) (Profit) loss on energy trading activities for the three and twelve months ended December 31, 2002 includes one-time (gains) and losses, primarily related to the Partnership's Enron position, of $752 and ($922), respectively, which have been excluded from the computation of Distributable Cash Flow.


                         CROSSTEX ENERGY, L.P.
                            Operating Data
                       (All volumes in MMBtu/d)

                                     Three Months      Twelve Months
                                        Ended              Ended
                                      December 31,      December 31,
                                   ----------------- -----------------
Pipeline Throughput                 2003     2002     2003     2002
                                   -------- -------- -------- --------
  Gulf Coast Transmission           97,000   94,000   85,000  103,000

  Vanderbilt                        61,000        -   49,000        -

  CCNG Transmission                127,000  161,000  157,000  158,000

  CCNG Transmission - Hallmark      73,000        -   57,000        -

  Gregory Gathering                151,000  112,000  151,000  107,000

  Mississippi                       74,000        -   79,000        -

  Arkoma                            15,000   10,000   13,000   11,000

  Other Midstream                   35,000   14,000   35,000   14,000
                                   -------- -------- -------- --------
Total On-System Volume             633,000  391,000  626,000  393,000

Natural Gas Processed
  Gregory Processing               128,000   82,000  106,000   84,000
  Conroe Processing                 25,000        -   26,000        -
                                   -------- -------- -------- --------
Total Processed Volume             153,000   82,000  132,000   84,000

Total On-System Volumes            786,000  473,000  758,000  477,000

Producer Services Volumes          246,000  235,000  259,000  230,000

Treating Volumes (1)                89,000   95,000   90,000   98,000

Treating Plants in Service (2)          52       35

(1) Represent volumes for treating plants operated by us whereby we receive a fee based on the volumes treated.

(2) Plants in service represent plants in service on the last day of the quarter.


                         CROSSTEX ENERGY, L.P.
                     Forecast for 2004 Net Income
               Reconciliation to Distributable Cash Flow
                             (In millions)

                                                    Range
                                             Low            High
                                        -------------- --------------
Net Income                                      $22.0          $23.0

Depreciation and Amortization                    19.0           19.0

Stock Based Compensation                          0.2            0.2
                                        -------------- --------------

Cash Flow                                        41.2           42.2

Maintenance Capital                             (10.0)          (8.5)
                                        -------------- --------------

Distributable Cash Flow                         $31.2          $33.7
                                        ============== ==============

These numbers do not include results from the pending LIG acquisition.


                        CROSSTEX ENERGY, INC.
                Selected Financial and Operating Data
         (All amounts in thousands except per unit numbers)

                                Three Months        Twelve Months
                                   Ended                Ended
                                December 31,         December 31,
                             ------------------- --------------------
                               2003      2002      2003       2002
                             --------- --------- ---------- ---------
Revenues
     Midstream               $245,870  $126,223   $993,140  $437,676
     Treating                   4,773     4,186     20,523    14,817
                             --------- --------- ---------- ---------
                              250,643   130,409  1,013,663   452,493
Cost of Gas
     Midstream                230,898   119,957    946,412   413,982
     Treating                   1,257     1,771      7,568     5,767
                             --------- --------- ---------- ---------
                              232,155   121,728    953,980   419,749

Gross Margin                   18,488     8,681     59,683    32,744

Operating Expenses              5,853     3,016     18,914    11,420
General & Administrative        3,045     2,036     10,437     7,663
Impairments                         -     1,025          -     4,175
(Profit) Loss on Energy
 Trading Activities              (414)      213     (1,905)   (2,703)
Stock Based Compensation          696         8      5,345        41
Depreciation and Amortization   4,241     1,712     13,542     7,745
                             --------- --------- ---------- ---------

       Total                   13,421     8,010     46,333    28,341

Operating Income                5,067       671     13,350     4,403

Interest Expense               (1,124)     (233)    (3,103)   (2,381)
Other Income                      129        83        179        56
                             --------- --------- ---------- ---------
       Total Other Income
        (Expense)                (995)     (150)    (2,924)   (2,325)
                             --------- --------- ---------- ---------

Income before gain on
 issuance of units by the
 Partnership, income taxes
 and interest of non-
 controlling partners in the
 Partnership's net income.      4,072       521     10,426     2,078
Gain on issuance of units of
 the Partnership                  280    11,054     18,360    11,054
Income tax provision           (1,324)   (6,891)   (10,157)   (7,451)
Interest of non-controlling
 partners in the
 Partnership's net income      (2,077)      (99)    (5,181)      (99)
                             --------- --------- ---------- ---------
Net Income                       $951    $4,585    $13,448    $5,582
                             ========= ========= ========== =========

Preferred stock dividends        $885      $865     $3,584    $3,021
                             ========= ========= ========== =========

Net income available to
 common                           $66    $3,720     $9,864    $2,561
                             ========= ========= ========== =========

Basic earnings per common
 share (a)                      $0.02     $0.99      $2.83     $0.68
                             ========= ========= ========== =========

Diluted earnings per common
 share (a)                      $0.02     $0.38      $1.10     $0.49
                             ========= ========= ========== =========

Weighted average shares
 outstanding:
   Basic                        3,486     3,766      3,486     3,765
   Diluted                      3,486    12,224     12,271    11,361

(a) Common share amounts have been adjusted for the January 2004 two-for-one stock-split made in conjunction with Crosstex Energy, Inc.'s initial public offering.


    CONTACT: Crosstex Energy, L.P.
             Barry E. Davis or William W. Davis, 214-953-9500